Exhibit 99.2

Participants
CORPORATE PARTICIPANTS
Pablo E. Paez Vice President-Corporate Relations, The GEO Group, Inc.	J. David Donahue Senior Vice President and President, GEO Corrections and Detention, The GEO Group, Inc.

George C. Zoley Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.	Ann M. Schlarb Senior Vice President & President-GEO Care, The GEO Group, Inc.

Brian R. Evans Chief Financial Officer & Senior Vice President, The GEO Group, Inc. OTHER PARTICIPANTS Kwan Hong Kim Analyst, SunTrust Robinson Humphrey, Inc.	Kevin McVeigh Analyst, Deutsche Bank Securities, Inc.

Michael B. Kodesch Analyst, Canaccord Genuity, Inc. Management Discussion Section	Junian Ibanez Analyst, Philadelphia Financial

Operator

Good morning, and welcome to the GEO Group Fourth Quarter 2016 Earnings Conference Call. All participants will be in listen-only mode. [Operator Instructions] After today’s presentation, there will be opportunity to ask questions. [Operator Instructions] Please note, this event is being recorded.

I would now like to turn the conference over to Pablo Paez, Vice President-Corporate Relations.

Please go ahead.

Pablo E. Paez

Vice President-Corporate Relations, The GEO Group, Inc.

Thank you, operator. Good morning everyone and thank you for joining us for today’s discussion of the GEO Group’s fourth quarter and full year 2016 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer; Brian Evans, Chief Financial Officer; Ann Schlarb, President of GEO Care; and David Donahue, President of GEO Corrections and Detention.

This morning, we will discuss our fourth quarter and full year results, and current business development activities. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our website at investors.geogroup.com.

Today, we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and supplemental disclosure we issued this morning.

Additionally, much of the information we will discuss today, including the answers we give in response to your questions may include forward-looking statements, regarding our beliefs and current expectations with respect to various matters.

These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Form 10-K, 10-Q, and 8-K reports.

With that, please allow me to turn this call over to our Chairman and CEO, George Zoley. George?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thanks, Pablo, and good morning to everyone. Thank you for joining us on this call. We are very pleased with our strong fourth quarter and year-end results and our outlook for 2017 which reflects strong operational and financial performance within our diversified business units of GEO Corrections & Detentions in GEO Care.

Our quarterly results are driven by higher occupancy rates across our diversified real estate portfolio, particularly throughout a number of our federal facilities in addition to the continued high utilization rate of GEO Care’s ISAP program with ICE.

With respect to our real estate portfolio as a REIT, our company has provided essential real estate and management solutions to government agencies in the fields of detentions, corrections and community reentry facilities for more than 30 years.

Today, we own or manage over 87,000 beds worldwide in a diversified network of real estate assets, making GEO the seventh largest correctional organization in the world. During 2016, GEO Corrections & Detention processed over 276,000 admissions and 267 releases while managing an average daily population of more than 60,000 individuals without any significant incidents.

Additionally, our GEO Transport division transported more 735,000 passengers while driving more than 16 million miles in the U.S. and internationally without any significant incidents. We are extremely proud of these operational achievements which we believe are the foundation upon which we can deliver enhanced rehabilitation programs for the men and women entrusted to our care. As a socially responsible service provider, we are continuing to expand our organizational and financial commitment to be the world’s leader in the delivery of offender rehabilitation and community reentry programs.

Within our GEO Care business unit, we have continued to expand our GEO Continuum of Care division by doubling our annual expenditure commitment from its current cost of $5 million to $10 million beginning in 2017. Our GEO Continuum of Care integrates enhanced in-prison programs which are evidence-based and include cognitive behavioral treatment with post-release services including assistance with housing, food, clothing, transportation and job placement services. This important division is led by an Executive Vice President overseeing two dozen subject matter experts in treatment, education, vocational training, case management and specialized training for all facility employees.

The division also has an entire post release department with dedicated case managers who assist individuals in returning and reintegrating into their communities. During 2016, our GEO Continuum of Care division completed approximately 5.9 million hours of programming through a diverse number of programs.

Our academic programs average close to 12,000 daily participants and awarded 1,849 high school equivalency degrees. The average daily attendance for our vocational courses totaled more than 24,000 participants leading to 7,064 vocational training completions, and almost 4,000 individuals attended substance abuse treatment on a daily basis with over 8,200 participants completing their substance abuse programs during the year.

We presently have 13 GEO facilities that involve more than 15,000 individuals in 9 states, which are in various stages of fully implementing the GEO continuum of care rehabilitation model. Additionally, in the state of Victoria, Australia, GEO is developing the 1,300 bed Ravenhall Prison, which we believe will have the most comprehensive rehabilitation program in the world.

In line with our continued efforts to expand our rehabilitation and community reentry services, we announced this morning that we have reached a definitive agreement to acquire Community Education Centers or CEC for approximately $360 million. CEC is a national provider of rehabilitation services to offenders through in-custody treatment programs, as well as residential and non-residential reentry facilities.

CEC manages over 12,000 beds nationwide including approximately 4,000 community reentry beds. Through its reentry division, CEC owns or leases approximately 3,800 community reentry beds and manages another 300 reentry beds at three government-owned reentry centers. We believe this represents one of the largest real estate portfolios owned and managed community reentry centers in the country.

Additionally, CEC provides in-prison treatment services including evidence-based rehabilitation programs in more than 30 government-operated facilities across half a dozen states. We plan to reintegrate CEC’s reentry and in-prison treatment divisions into our GEO Care business unit.

Finally, through its corrections division, CEC also owns or leases approximately 4,500 correctional and detention beds, and operates another 3,700 beds at government-owned correctional facilities under managed-only contracts. We plan to integrate CEC’s Correctional Division into our GEO Corrections and Detention business unit.

Following the acquisition which is expected to add approximately $250 million in annualized revenues, GEO will own or manage approximately 98,000 beds worldwide, including approximately 7,000 community reentry beds.

We believe this transaction represents a compelling strategic fit for GEO which will allow us to continue to expand the delivery of industry-leading rehabilitation and community reentry programs through our GEO continuum of care.

GEO has an extensive track record of successfully integrating acquisitions and creating long-term shareholder value and we expect to be able to replicate that success with this important transaction.

In summary, our strong financial results for 2016 have been underpinned by our company’s diversification which has allowed us to continue to pursue quality growth through both new organic projects, as well as acquisition opportunities.

We remain optimistic about our future projects and the demand for our services. As we disclosed this morning, we expect the acquisition of CEC to be 9% to 11% accretive to our adjusted EBITDA post synergies on a fully annualized basis starting in 2018.

We are also actively marketing our available beds in inventory and have been encouraged by recent demand trends. We currently have 3,000 idle beds and 2,000 underutilized beds at existing facilities. Combined, we believe these 5,000 available beds could generate approximately $40 million to $50 million annually in incremental adjusted EBITDA.

We believe the strength of our growth platform and our financial performance has positioned us to continuously enhance value for our shareholders. We are proud that our continued growth has allowed us to pay the highest dividend in our industry which was recently increased to $2.80 per share on an annualized basis.

Finally, I’d like to say a word about our employee workforce. We’re extremely proud of our GEO professionals worldwide, every single day more than 20,000 GEO employees make a difference in the lives of the men and women entrusted to our care. During 2016 in what appeared to be a challenging situation and trying times, our employees never lost focus and never ceased to work tirelessly to accomplish the many milestones and achievements I had the privilege of sharing with you today. All of these achievements underscore our continued belief that as a company, we are at our best when helping those in our care, re-enter society as productive and employable citizens.

Now, I would like to turn the call over to our CFO, Brian Evans.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Thank you, George, and good morning to everyone. As disclosed in our press release today, we reported net income attributable to GEO per share or GAAP earnings per share for the fourth quarter 2016 of $0.66 including approximately $1 million net of tax and a gain on sale of real estate assets and approximately $2 million in non-recurring tax benefits. Excluding these items, we reported adjusted EPS of $0.62 per share and adjusted funds from operations of $1.04 per share for the fourth quarter of 2016.

Our G&A expense for the quarter included additional business development related expenses that were incurred during the fourth quarter. Our revenues for the fourth quarter 2016 increased to approximately $567 million from $500 million a year ago. Our construction revenue for the fourth quarter was approximately $70 million compared to $40 million in the fourth quarter of 2015. As a reminder, our construction revenues related to our Ravenhall Project in Australia and has little or no margin.

For the fourth quarter of 2016, we reported net operating income of approximately $144 million. Compared to fourth quarter 2015, our fourth quarter 2016 results, the activation of an expansion to the Karnes Residential Center in Texas in December 2015, the assumption of operations at the 3,400-bed Kingman Arizona Prison in December 2015, the new GEO Care contract with the Department of Homeland Security for case management services in late fourth quarter 2015, and overall higher utilization rates for our federal facilities under contract with Immigration and Customs Enforcement, as well as the Immigration and Customs Enforcement ISAP Program.

Moving to our announced acquisition of Community Education Centers or CEC. As we disclosed this morning, we have entered into a definitive agreement to acquire CEC in an all-cash transaction for approximately $360 million, excluding transaction-related expenses.

As George mentioned, we believe that this important acquisition represents a compelling strategic fit for GEO. CEC is a national provider of evidence-based rehabilitation services with a presence in approximately a dozen states. We expect the acquisition of CEC to add approximately $215 million in annualized revenues and we expect annualized net synergies of approximately $5 million to be realized over a 9 to 12 month period.

Based on the timing of the transaction and the expected synergy timeframe, we expect the acquisition to be modestly accretive in 2017 and to be at least 9% to 11% accretive to our adjusted EBITDA post synergies on a fully-annualized basis beginning in 2018. We expect the transaction to close during the second quarter of 2017 subject to the fulfillment of customary conditions. The transaction will be supported by a term loan financing commitment from BNP Paribas and borrowings under our existing revolver.

Moving to our outlook for 2017. We have issued our initial guidance for the full year and the first quarter of 2017 which excludes the CEC acquisition at this time. We expect our full-year net income attributable to GEO to be in a range of $2.05 to $2.15 per share.

We expect our full year normalized FFO to be in the range of $2.90 to $3 per diluted share. We expect full-year AFFO to be in the range of $3.70 to $3.80 per diluted share. We expect full-year revenue to be approximately $2.1 billion including approximately $103 million in construction revenue related to the Ravenhall Project.

For the first quarter 2017, we expect total revenues to be in the range of $540 million to $554 million, including approximately $57 million in construction revenue related to Ravenhall. Our first quarter 2017 net income attributable to GEO is expected to be in the range of $0.48 to $0.50 per diluted share. We expect FFO to be between $0.70 and $0.72 per diluted share and AFFO to be between $0.90 and $0.92 per diluted share.

Compared to fourth quarter 2016 results, our first quarter 2017 guidance reflects $0.05 to $0.06 per share in additional employment tax expense as a result of normal seasonality in unemployment taxes, which are front-loaded in the first quarter of each year, as well as other normal seasonal fluctuations representing $0.02 to $0.03 per share.

Our guidance for 2017 reflects the following assumptions. First, as I previously stated, our initial guidance does not reflect the acquisition of CEC at this time. The transaction is expected to close during the second quarter, and we will update our guidance for the year at our next quarterly call following the closing of the acquisition. Our outlook also reflects an increase in annual expenditures related to our GEO Continuum of Care to $10 million from the $5 million, we had guided to in prior years.

With respect to the pending CAR 16 procurement, we had assumed that it will result in a road to profitability for GEO, given the competitive nature of the procurement presently restricted to 3,600 beds. While we are unable to comment on our specific assumptions, we believe we have accounted for a reasonable outcome related to CAR 16, and do not expect the need to adjust our 2017 guidance based on the procurement’s outcome.

Additionally, we have not assumed any new contracts for the utilization of our 5,000 available beds, which as George discussed, could represent material upside to our guidance.

With respect to our liquidity position, we have more than $300 million in available capacity under our revolving credit facility, in addition to an accordion feature of $450 million under our credit facility. And as I stated earlier, we have a term loan financing commitment from BNP Paribas for the CEC acquisition.

With respect to our uses of cash, we expect our project and growth CapEx to be approximately $100 million in 2017, of which approximately $87 million relates to our investment in the Ravenhall Project in Australia which we already made in January of this year.

We also have approximately $17 million in scheduled annual principal payments of debt. As it relates to our dividend payment, as we announced a couple of weeks ago, our board has declared an increase to our quarterly cash dividend to $0.70 per share or $2.80 per share annualized. This represents an 8% increase in our dividend.

We expect 2017 to be a dynamic year and we will continue to evaluate our dividend on a quarterly basis consistent with our targeted minimum AFFO payout ratio of 75%.

With that, I will turn the call to Dave Donahue for a review of our GEO Corrections and Detention segment.

J. David Donahue

Senior Vice President and President, GEO Corrections and Detention, The GEO Group, Inc.

Thanks, Brian and good morning to everyone. I’d like to give you an update of our GEO Corrections and Detention segment. As you may be aware, GEO has enjoyed a 3-decade long partnership with the Federal Government and we currently provide services for the Federal Bureau of Prisons, U.S. Immigration and Customs Enforcement more commonly refer to as ICE, and the U.S. Marshals Service.

Additionally, we own and/or manage correctional facilities for 10 states, including Florida, Georgia, Louisiana, Oklahoma, Arizona, New Mexico, California, Vermont, Virginia and Indiana. Our business relationships with our state customers began in the mid-1980s and now involve more than 20 facilities that are almost all medium-security or higher. With respect to the international markets, GEO is the only U.S. publicly-traded company providing corrections and detention services overseas. We operate in the UK, Australia and South Africa.

We’re extremely proud of our longstanding partnerships with our government customers in the U.S. and internationally. While at times 2016 was a challenging and trying year for our dedicated employees, their collective professionalism and hard work led GEO to achieve several important milestones. And I’d like to echo George’s statement that we are extremely proud of the men and women who proudly represent our company, day in and day out.

Throughout the year, our facilities process over 276,000 admissions and 267,000 releases and our employees managed an average daily population of more than 60,000 individuals without any significant incidents.

Our facilities also achieved operational excellence with the successful completion of more than 50 audits by entities such as the American Correctional Association or ACA, the Prison Rape Elimination Act certification process, and other review processes. In fact, during the most recent ACA conference last month, 12 GEO facilities received accreditation from ACA with 4 facilities going through their initial accreditation review and 8 facilities being reaccredited. These 12 GEO facilities received an average accreditation score in excess of 99.9% with three quarters of the facilities receiving perfect scores of 100%.

Finally, our GEO Transport division transported more than 735,000 passengers while totaling approximately 16 million miles driven in the U.S. and overseas without any significant incidents. We believe these accomplishments are the foundation of our success and have paved the way for our continued positive momentum in the early part of 2017.

In late January, we began the intake process under a new contract with ICE at our company-owned 780 bed Folkston ICE Processing Center which is located adjacent to our company-owned D. Ray James facility in Georgia.

The center will house immigration detainees under a 5-year inter-governmental agreement between Charlton County, Georgia and ICE which we announced in December of last year. This new contract is expected to generate approximately $21 million in annualized revenues for GEO. We are proud of our extensive record of helping to meet ICE’s needs with facilities that are highly rated and provide high-quality, cost-effective services and safe, secure, and humane residential environments.

Over the last 30 years, our public/private partnership has allowed ICE to transfer services from older public jails facilities that did not meet the most up-to-date national standards through our highly-rated cost-effective facilities. As has been widely reported, ICE has been experiencing a significant surge in activity along the southern border for several months. This surge along with new policies, priorities under the new administration has created an increased need for detention bed space, and ICE is actively procuring capacity to respond to this need.

This week, the Secretary of Homeland Security authorized the hiring of an additional 10,000 ICE officers and 5,000 border patrol agents. Additionally, the secretary issued several policy directives for both ICE and border patrol to take all necessary action and allocate all available resources to expand each respective agency’s detention capabilities and capacities.

We are having ongoing discussions with ICE about our capabilities, which include 3,000 idle beds and 2,000 underutilized beds. These discussions include several GEO facilities, which have significant capacity are immediately available and would meet ICE’s National Detention Standards. This underscores the importance of our public/private partnership with ICE and our ability to respond swiftly to provide high-quality, cost-effective services in safe, secure and humane environments.

With respect to ongoing procurements, ICE has a pending solicitation for a 1,000-bed detention center in the Houston, Texas area. This is a rebid of the ICE Houston Contract Detention Facility. The RFP requires proposed facilities to be within a 50-mile radius of the ICE Houston office, comply with the most recent ICE Detention Standards, and provide extensive ICE offices and support areas. A decision on this procurement is expected during the first quarter of 2017.

Finally, with respect to the pending CAR 16 procurement, CAR 16 a decision on this solicitation has not been made yet, and may continue to be delayed as the BOP reconsiders its needs under the new administration’s policies. We are hopeful of hearing more from the BOP in the next few weeks.

As a reminder, our company owned 3,500-bed Big Spring facility in Texas is currently being rebid under the CAR 16 procurement, and its contract expires at the end of March 2017, which is also the case for the other incumbent facilities proposing on CAR 16.

Additionally, the 3,700 bed Reeves County-owned facility, for which we have a modest management consulting fee agreement, is also being rebid under CAR 16. The Reeves County contracts with the BOP were recently extended through the end of March 2017. We remain hopeful of retaining our contract with the GEO-owned Big Spring facility and the county-owned Reeves facility.

Moving to the state level, several states continue to face capacity constraints and inmate population growth, and many of our state customers are facing challenges related to aging, inefficient prisons which need to be replaced with new, more cost-efficient facilities.

For instance, in the states where we currently operate, the average age of state prisons range from approximately 30 to 60 years. There are several states, including Oklahoma, Ohio, Michigan, Kentucky, Kansas, and others which have discussed the potential use of public-private partnerships to deal with overcrowding conditions, as well as to replace older and more costly facilities.

In Ohio, the legislature had previously approved the sale of a state-owned prison totaling 2,700 beds. We’re continuing to track this potential opportunity, which would represent the second such sale of a corrections asset for the State of Ohio.

In Michigan, the legislature passed budget language last year directing the state to explore options for the potential lease or purchase of available private correctional facilities in-state to replace older, more costly facilities. More recently, the States of Oklahoma, Alabama, and Kansas have discussed proposals for the development of new facilities which may include the use of public-private partnerships to replace older infrastructure.

Finally, at the local level, Hamilton County, Tennessee, has an active public-private partnership procurement for the development of a replacement jail facility totaling approximately 1,800 beds. With respect to our international markets, our GEO Australia subsidiary has continued to work on our project for the development and operation of the new 1,300-bed Ravenhall Prison near Melbourne. This large-scale project is expected to be completed in November 2017, and will provide an unprecedented level of in-prison and post-release rehabilitation programs. The project is being developed under a public-private partnership.

During the first quarter of this year, GEO made a previously-scheduled investment of $87 million, with expected returns consistent with our company-owned facilities.

Also in Australia, the State of New South Wales has a pending procurement for a 1,700-bed facility known as the Grafton Prison. This large-scale project will be developed under a public/private partnership structure, similar to our Ravenhall Project and will result in a 20-year contract. GEO is pleased to have been approved to be on a two-company short list of bidders for the Grafton Prison project and we’re expecting a contract to be awarded next month in March.

Finally, we were also approved to be on a short list of bidders for the 400-bed John Morony Facility in New South Wales which is a managed-only opportunity. We expect a decision on this procurement during the second quarter of this year.

At this time, I’ll turn the call over to Ann Schlarb for a review of our GEO Care segment. Ann?

Ann M. Schlarb

Senior Vice President & President-GEO Care, The GEO Group, Inc.

Thank you, Dave, and good morning to everyone. As you may remember, our GEO Care segment is comprised of four divisions. Our GEO Reentry division manages 21 halfway houses totaling over 3,000 beds and over 60 day reporting centers nationwide, with the ability to serve approximately 4,000 participants. Our Youth Services division oversees 12 residential facilities with approximately 1,300 beds and seven non-residential programs with approximately 1,200 participants.

Our BI division provides services for approximately 166,000 individuals under community supervision, including 123,000 individuals through an array of technology products, including radio frequency, GPS and alcohol monitoring devices. Finally, our GEO Continuum of Care division oversees the integration of our industry-leading evidence-based rehabilitation programs, both in-prison and through our community-based and post-release services. The diversified nature of our divisions has allowed GEO Care to achieve approximately 16% year-over-year revenue growth in 2016.

Additionally, we accomplished a number of important milestones during the year. As George mentioned, our GEO Continuum of Care division completed approximately 5.9 million hours of programming. We averaged close to 12,000 daily participants in academic programs which led to 1,849 high school equivalency degrees being awarded. Our vocational courses averaged more than 24,000 daily participants resulting in more than 7,600 completions. And we awarded 8,200 substance abuse program completions while averaging approximately 4,000 daily participants.

Additionally, through our post-release services program which was only launched in late 2016, we currently have 291 participants, 139 of whom have already been released into their respective communities and 152 remain in our facilities for pending release. Of those participants who are reintegrating into the community, more than 50% have already been able to gain employment as a result of our post-release support services. We believe these remarkable achievements are making the difference in the lives of the men and women who have been entrusted to our care.

And I’d like to reiterate both George’s and Dave’s comments regarding our employees. The dedication and professionalism of our employees across all of our divisions have made these milestones possible and have allowed us to remain enthusiastic about the opportunity to expand our delivery of offender rehabilitation services through the GEO Continuum of Care.

We believe that our focus on improved rehabilitation and community reentry programs is in line with efforts being undertaken by government agencies, not only in the U.S. but also internationally to invest in meaningful rehabilitation and recidivism reduction production programs. We believe these efforts will continue to create opportunities for our company to partner with governments around the world.

Each of our divisions continues to pursue several new growth opportunities. GEO reentry continues to work with existing and prospective local and state correctional customers to leverage new opportunities in the provision of community reentry services. These services are provided through real estate and programmatic solutions in residential settings, as well as case management and support services in non-residential day reporting centers.

We are pursuing a number of new opportunities for residential reentry centers at the State and Federal level and for new day reporting centers, primarily at the state and local levels. We estimate these new opportunities total approximately $62 million in potential annualized revenues.

Our Youth Services division continues to work towards maximizing the utilization of our existing asset base. Over the last couple of years, our youth services team has undertaken a number of marketing initiatives, aimed at increasing the overall utilization of our existing youth services facilities.

These important efforts have resulted in consistent and stronger sense of levels at several of our facilities. We’re pursuing additional referrals working with local jurisdictions for our Pennsylvania facilities and are exploring additional expansion opportunities of our community-based programs in Ohio and elsewhere.

Finally, our BI subsidiary continues to grow its supervision and electronic monitoring services at the local, state and federal level nationwide. BI is currently bidding on new business opportunities in a number of jurisdictions.

With respect to our contracts for the Intensive Supervision Appearance Program or ISAP, as we have updated you over the past several quarters, the utilization of this program has been increasing rapidly since the beginning of last year.

Currently, the program has more than 70,000 participants. Similar to this important contract, over the course of last year, GEO Care implemented a new family case management pilot program in partnership with the U.S. Department of Homeland Security. Under this contract, GEO Care provides community-based case management services for families going through the immigration review process.

Working collaboratively with all of our divisions, we were able to build upon existing relationships with local community providers and expand our network of community partners in order to provide comprehensive case management services.

We believe this program is indicative not only our leadership position in the provision of community-based and case management services through our comprehensive GEO Continuum of Care, but also of the importance of our diversified services platform.

At this time, I will turn the call back to George for his closing remarks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you, Ann. Over the last 10 years, GEO has grown both through organic projects as well as strategic acquisitions. We have made every major acquisition available in the corrections industry involving detention, corrections, community reentry facilities, and electronic monitoring. We have an extensive track record of successfully integrating those acquisitions and creating long-term value for our shareholders, and we believe that in each of these service lines, we have become a world-leader and are recognized by our customers as best-in-class.

We are excited about our announced acquisition of CEC, which we believe will further solidify our position as the leading provider of evidence-based rehabilitation and community reentry services in the world. Following the acquisition of CEC, GEO will have 98,000 beds making it by far the largest private provider of detention, correctional and community reentry services. GEO will also become the fifth largest correctional organization in the world. We are also excited about the opportunity to solidify our position as the leading provider of evidence-based rehabilitation and community reentry services in the world.

To this end, we have doubled our annual company commitment from $5 million to $10 million to continue to expand the delivery of our GEO Continuum of Care providing enhanced offender rehabilitation, integrated with post-release services. We also continue to be optimistic about the demand for our services and our growth potential. In addition to the expected additional and revenue and earnings from CEC, we currently have approximately 5,000 available beds, which we believe could generate between $40 million and $50 million in annualized adjusted EBITDA.

It is gratifying to see GEO’s continued financial success based on its successful diversification and commitment to operational excellence. It also underscores our belief that as a company, we are at our best when helping those in our care reenter society as productive and employable citizens.

This concludes our presentation and we would now like to open the call to your questions.

Question And Answer Section

Operator

We will now begin the question-and-answer session. [Operator Instructions] At this time, we will pause momentarily to assemble our roster. Our first question comes from Tobey Sommer of SunTrust. Please go ahead.

Kwan Hong Kim

Analyst, SunTrust Robinson Humphrey, Inc.

Hi, this is actually Kwan Kim on for Tobey. Thank you for taking my questions. First off, the DHS Secretary, John Kelly yesterday directed the agency to end the catch-and-release policy on the border. Could you talk about the kinds of conversations you’re having regarding potential new contracts and the time line under this directive? Thank you.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

I believe ICE has been visiting various facilities around the country to expand its capacity because of the – among other things, the discontinuation of the catch-and-release program which meant essentially, as people where caught illegally crossing the border, they were held very temporarily and just let go instead of being detained. I think the new policy requires, in most cases, detention and informal processing of the initials – of the individuals. And that will take several thousands of beds. And so, thus, there is – I believe a national canvassing of the available capacity in the entire country to help assist ICE in this new expanded and more aggressive border security program.

Kwan Hong Kim

Analyst, SunTrust Robinson Humphrey, Inc.

Thank you. And looking at the longer term, how might GEO’s business and the mix look different in the next 24 to 48 months in terms of its diversification?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, as I said, with the acquisition of CEC, we would be, by far, the largest provider of community reentry services. With respect to detention services in support of border security, we would continue to be the largest provider of detention services to the three federal agencies that is to ICE, the Bureau of Prisons and the U.S. Marshals Service. With this increased and expanded approach to border security, the first agency that will need additional capacity is ICE because the border patrol will catch the individuals and then send them to an ICE facility.

Subsequently, there will be need by the U.S. Marshals Service for those people that have committed criminal acts and need to be detained for adjudication. And further on down the line, BOP will need additional capacity as well for those people who have been sentenced and need to serve their time in one of the CAR facilities.

So, it’s really an escalation of capacity need for all three federal agencies as a result of the President’s new executive orders, redirecting the approach to border security for the three federal agencies.

Kwan Hong Kim

Analyst, SunTrust Robinson Humphrey, Inc.

Thank you very much.

Operator

The next question comes from Michael Kodesch of Canaccord Genuity. Please go ahead.

Michael B. Kodesch

Analyst, Canaccord Genuity, Inc.

Great. Thanks for taking my questions. I guess, just to start out with the acquisition of CEC. Just doing a little back of the envelope math of what you guys disclosed on the 9% to 11% accretive to EBITDA. I think that it kind of translates to the transaction completing around a 9 times EV to EBITDA multiple on 2018 estimates. Is that fair for pricing?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

I mean, it’s a reasonable calculation. I can’t comment whether its fair or not but it’s a reasonable calculation.

Michael B. Kodesch

Analyst, Canaccord Genuity, Inc.

Okay. Thanks. And then what is the occupancy currently at CEC? Is there any underutilized capacity? Any opportunity there?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Our estimates for that run rate that we described is based on their current run rates. There is some underutilized facilities, for instance, the Delaney Hall Facility that they have is a 1,000-bed facility. It’s currently 500 to 600 beds that are utilized. So, there is – I want to say their occupancy rate is in the mid 70s to close – about 75%, 78%. So, there’s about 3,000 beds may be that are available that are underutilized between the reentry facilities and their correctional facilities, and longer term, that will be something that we’ll continue to work on improving, but our estimate for 2018 doesn’t make any assumption with regards to that.

Michael B. Kodesch

Analyst, Canaccord Genuity, Inc.

Great. That’s really helpful. And then you note that it’s only modestly accretive to 2017, can you discuss some of the dynamics behind that when you say modestly accretive, just considering it’s going to close in the second quarter and the 9% to 11% would be – I don’t know translate maybe to $15 million to $20 million in EBITDA? That seems like a fairly sizable amount. Can you just comment on that a little bit?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Yeah. I think it’s just the timing of when some of the synergies work in and so forth. And we wanted to give ourselves some room on that, but I think 2018 is when we expect all the synergies to be in place, really probably late this year, so that on a normalized basis in 2018 we’ll get the full benefit of the transaction and the normalized results.

Michael B. Kodesch

Analyst, Canaccord Genuity, Inc.

All right. Thanks. And then, just one last on CEC and that has to do with leverage. I guess, what are your thoughts currently on your present leverage level and then your post acquisition leverage level and what are your thoughts on issuing equity, I guess, just considering that the stock’s trading at all-time highs.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

I think, we’ve said in the past, when we look to do a larger transaction that our leverage level may bump up a little bit; we think with growth and normalization of the transaction that the leverage level will come down naturally. So, I think, it will be a little bit over 5 times, maybe 5.25 post transaction. And we’ll continue to look to source capital in a way that maximizes value for our shareholders.

So, over time, it will complement our capital needs with equity as necessary. But, given this individual specific transaction, I don’t know that that necessarily drives us to the equity markets.

Michael B. Kodesch

Analyst, Canaccord Genuity, Inc.

Okay. And that 5 to 5.25 does that include the non-recourse debt or is that excluding it?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

No. I don’t include non-recourse debt in the leverage calculation.

Michael B. Kodesch

Analyst, Canaccord Genuity, Inc.

All righty. And then, just one more beyond CEC if you don’t mind. So, I guess, outside of GEO and your other public REIT counterpart, can you give us a sense of what the idle stock might be like out there, outside of your beds that ICE could potentially pursue? I mean, are there are other – any other significant competitors for ICE’s needs.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

There maybe some – a few government owned facilities that are idle 3,000 to 5,000 beds.

Michael B. Kodesch

Analyst, Canaccord Genuity, Inc.

All righty. That’s really helpful. Thanks. And I’ll jump in back in the queue if anything else. Thanks again. [Operator Instructions]

Operator

Our next question comes from Kevin McVeigh of Deutsche Bank. Please go ahead.

Kevin McVeigh

Analyst, Deutsche Bank Securities, Inc.

Great. Thanks so much. Hey, nice job. I had a couple of follow-up questions just on the administration efforts things like that. Hey, George, is there any way to think about just directionally the timing of what the sentences would like look? I mean, I obviously know it varies depending upon the type of things you picked up for, but just thoughts on the sentencing. And then, if you’ve got, call it 5,000 idle beds, is it fair to say that there could be another 3,000 coming on line with the CEC deal?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, our available bed capacity would increase by those 3,000 beds. So, it’d go from the 5,000 to the 8,000.

Kevin McVeigh

Analyst, Deutsche Bank Securities, Inc.

Okay.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Yes.

Kevin McVeigh

Analyst, Deutsche Bank Securities, Inc.

And then, just the sentencing – because one thing I’m starting to think is depending upon how aggressive the government gets. If there’s – if you’ve got a – if there’s another 3,000 to 5,000 excess, another competitor’s got 13,000, is there at some point where you may have to potentially build beds depending upon the how aggressive the administration gets?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

That is a possibility because there’s other issues that may come into play such as Kate’s Law, if that passes that will create a certain additional bed capacity that we haven’t contemplated as yet, in any of our discussions. But, I’m sure the Bureau of Prisons who would be responsible for incarcerating individuals under that law are doing their planning work in the event that law is eventually passed and put into place.

Kevin McVeigh

Analyst, Deutsche Bank Securities, Inc.

Got it. And then, is it fair to say that you have discussions with ICE, would that be under existing procurements or would that be stuff that has to go out back out to bid?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

There’s two contracting techniques available to ICE. One is to obtain the facilities through an intergovernmental agreement, that means a host local community and we have several of those in place. The other is through a 2-year emergency contract, both can be put in place relatively quickly, approximately 60 to 90 days.

Kevin McVeigh

Analyst, Deutsche Bank Securities, Inc.

Got it. And then just a couple on CEC and I’ll get back in. How long were you guys doing the diligence on this deal?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

About 10 years.

Kevin McVeigh

Analyst, Deutsche Bank Securities, Inc.

All right. So, pretty quick turnaround, I guess. And then just the blended margins, it sounds like you’re going to weave them into kind of the existing reporting structures. Any sense of how dilutive it is to margins and then how quickly they get up to the corporate average?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

I think their own facilities have margins that are consistent with ours, some of – like Delaney Hall is a little bit under because it’s not fully utilized. So, I don’t think it will dilute our margins too significantly.

Kevin McVeigh

Analyst, Deutsche Bank Securities, Inc.

Okay. Great. Thank you.

Operator

Our next question is a follow-up from Michael Kodesch of Canaccord Genuity. Please go ahead.

Michael B. Kodesch

Analyst, Canaccord Genuity, Inc.

Hey. Thanks for taking my follow-ups here. Just, two quick ones. G&A was a little elevated in the quarter. You mentioned that it was from business development expense. I think, it was something like $4 million to $5 million higher than kind of what guidance implied. Can you just give a little bit of color of really what’s in there and what we would expect on, maybe future business development expense as well?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

I think it was general stuff. There were some other miscellaneous items, but I think out of the variance that was the single most significant item, it was probably $1 million to $2 million of the additional cost. On a go-forward basis, those numbers will come down. I think we’ve provided guidance on the overall overhead spend for next year is right around $150 million.

Michael B. Kodesch

Analyst, Canaccord Genuity, Inc.

Great. Thanks. And then just one housekeeping item. I think you mentioned $87 million in scheduled spend during the first quarter for Ravenhall. Is that part of the AUD 115 million in estimated total investment?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

That’s our equity investment. So, that’s what – the AUD 115 million might have been in Australian dollars, but in U.S. dollar, it’s $87 million. So, we made our full investment in the Australia project now.

Michael B. Kodesch

Analyst, Canaccord Genuity, Inc.

Great. That’s all from me. Thanks again.

Operator

The next question comes from Junian Ibanez of Philadelphia Financial. Please go ahead.

Junian Ibanez

Analyst, Philadelphia Financial

Hi. Congratulations on the great quarter. With the heightened demand, do you see any upside of the per diem? If so, how much? Thank you.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

The per diems for these federal contracts would carry a federal wage determination that would result in a per diem rate reflecting probably higher-than-normal per diem rates than our company average because they are almost exclusively federal contracts with federal wage determinations...

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

...owned facilities.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

At all owned facilities. So, it would be at the upper end of our per diem rates.

Junian Ibanez

Analyst, Philadelphia Financial

Okay. Great. Thank you.

Operator

The next question is a follow-up from Kevin McVeigh of Deutsche Bank. Please go ahead.

Kevin McVeigh

Analyst, Deutsche Bank Securities, Inc.

Great. Thanks. One quick follow-up. As Ravenhall comes online in the third quarter, how should we think about the revenue contribution from that as it goes from kind of construction and process to kind of serving inmates? And how does that rampover the back half of 2017 and into 2018. I guess, what do we have factored into the guidance for that?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, that project is supposed to start November 1, I believe that’s the current expected start date, and it is fixed price contract, I believe from day one so there’s not a ramp up per se. And I think we’ve guided historically about $70 million to $75 million in net revenues to GEO on an annualized basis. So, we’ve adjusted for that in our numbers in the fourth quarter.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

There is not a financial ramp up, but there is an actual prisoner ramp up that will take place over several months. But, we are paid the same flat rate as Brian said, day one.

Kevin McVeigh

Analyst, Deutsche Bank Securities, Inc.

So, there’s basically two months so the $70 million to $75 million should come in, in 2017?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

That’s right.

Kevin McVeigh

Analyst, Deutsche Bank Securities, Inc.

Great. Thank you.

Operator

And this concludes our question-and-answer session. I would now like to turn the conference back over to George Zoley for any closing remarks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Okay. I’d like to say hello to any of the CEC employees that may be listening and welcome them to the GEO Group and look forward to working with you and thank all the listeners to our today’s conference call. And we thank you very much for participating and look forward to addressing you at our next call.

Operator

The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect your lines. Have a great day.